EXHIBIT 12.  STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

                     Eli Lilly and Company and Subsidiaries


                     Six Months
                   Ended June 30,           Years Ended December 31,
                   -------------  ------------------------------------
                        1994    1993    1992    1991    1990    1989
                        ----    ----    ----    ----    ----    ----

Consolidated
  Pretax Income before
  Accounting Changes  $988.7  $701.9 $1,182.3 $1,879.2 $1,599.0 $1,329.9

Interest                47.8    96.7    109.1     88.9     93.8     57.1

Less Interest Capitalized
  during the Period    (12.1)  (25.5)   (37.4 )  (49.1)   (27.4)   (15.8)
                       -----    -----    -----   -----     ----     -----


Earnings            $1,024.4  $773.1 $1,254.0 $1,919.0 $1,665.4 $1,371.2
                    ========  ====== ======== =======  =======  ========

Fixed Charges:

  Interest Expense $   47.8   $ 96.7 $  109.1  $  88.9  $  93.8  $  57.1
                    =======   =====   =======  ======   =======  ======


Ratio of Earnings to
   Fixed Charges       21.4      8.0     11.5     21.6     17.8     24.0
                       ====      ===     ====     ====     ====     ====

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